EXHIBIT 10.65




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                                LICENSE AGREEMENT

       This Agreement, entered into as effective as of the as of the 10th day of October, 2000, by between Charles Brister, an individual whose address is 505 Ellis Road, Amite, Louisiana 70422 (hereinafter ALICENSOR@), and Karts International, Inc., a Nevada corporation, with offices at 62204 Commercial Street, Roseland, Louisiana 70456 (hereinafter ALICENSEE@).

                                   WITNESSETH

       WHEREAS, LICENSOR owns U.S. Patents and U.S. Patent Applications as fisted on Appendix B, attached hereto and made a part hereof relating to safety fuel tanks and certain technology relating thereto; and

       WHEREAS, LICENSEE desires to acquire an exclusive license with the right to sublicense under the LICENSOR=s Patents and Patent Applications and the technology for use in the development, manufacture, use, offer to sell and sale of apparatus embodying the inventions described in the Patents and Patent Applications and technology and the licensing of others thereon;

       WHEREAS, LICENSOR has the power and authority to grant to LICENSEE such license.

       NOW, THEREFORE, for and in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged by both parties, it is agreed as follows:

                                 I. DEFINITIONS

1.1 The term APATENTS@ as used herein shall mean any patent or patent application listed in Appendix B including divisionals, continuations, substitutes and reissues thereof and to any patent(s) which mature from any corresponding applications filed in countries within the LICENSED TERRITORY including any applications for utility models or inventor=s certificates.

1.2 The term "VALID CLAIM(s)" as used herein shall include any claim(s) pending in a patent application or in an unexpired patent included within the PATENTS which has not been held unenforceable, unpatentable, or invalid by a court of competent jurisdiction, is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue proceedings or disclaimer.

1.3 The term ATECHNOLOGY@ as used herein shall include all know how, including formulas, designs, data, processes, prototypes, or specifications that relate to the PRODUCTS, and was developed prior to or during the term of this Agreement by LICENSOR, either solely or jointly with others, including employees or agents of LICENSEE.

1.4 The term APRODUCTS @ as used herein shall mean safety fuel tank and filler cap apparatus which embodies, or the manufacture of which uses, in the country of manufacture, use, or sale, (a) an invention falling within the scope of a VALID CLAIM of any of the PATENTS, or (b) TECHNOLOGY.

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1.5    The  term  "NET  SALES"  as used  herein  shall  mean:  (1) for  sales of
PRODUCTS, the total of sales invoices to customers less any deduction for returns, transportation costs, tariffs, and all sales and excise taxes actually paid in the course of selling PRODUCTS; and (2) for uses including the delivery of PRODUCTS to another for less than the usual selling price; the total amounts which would otherwise be invoiced (less the above deductions) had PRODUCTS used by LICENSEE or a sublicensee been sold.

1.6 The term AUNITS@ as used herein shall mean the aggregate numbers of PRODUCTS represented in NET SALES of PRODUCTS.

1.7 The term "LICENSOR IMPROVEMENTS" as used herein shall mean all technology, developments, inventions, discoveries, technical information and data relating to PRODUCTS and process for making same which are hereafter conceived and/or made during the Term of this Agreement from LICENSOR=s and/or LICENSEE's use or evaluation of the TECHNOLOGY, whether conceived by: (i) one or more employees, contractors or agents of LICENSOR; (ii) one or more employees, contractors or agents of LICENSEE; or (iii) jointly by one or more employees, contractors or agents of LICENSOR and one or more employees, contractors or agents of LICENSEE, including all that disclosed or embodied in patents, patent applications, letters patent, related information, software, software applications (including object code, source code and all other media and applications), copyrights, copyright applications, copyright registrations, inventions, and other intellectual property related to the foregoing.

                                   II. GRANT

2.1 LICENSOR hereby grants to LICENSEE and LICENSEE hereby accepts a worldwide, exclusive, nontransferable license including the right to grant sublicenses, to make, have made, use, offer to sell and sell PRODUCTS.

2.2 LICENSEE shall have no right to grant any sublicense hereunder without the prior express written consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE may have PRODUCTS manufactured for it exclusively for use or resale by LICENSEE to others, all for which royalties shall be paid under Paragraph III of this Agreement.

2.3    LICENSOR   hereby  grants  and  LICENSEE   hereby  accepts  a  restricted
worldwide, exclusive, nontransferable license to LICENSOR IMPROVEMENTS to make, have made, use, offer to sell and sell PRODUCTS in the TERRITORY.

2.4 LICENSEE hereby transfers and assigns to LICENSOR all of right, title and interest in and to LICENSOR IMPROVEMENTS as it shall have by the conception thereof by (i) one or more employees, contractors or agents of LICENSEE; or (ii) jointly by one or more employees, contractors or agents of LICENSOR and one or more employees, contractors or agents of LICENSEE, and any and all rights to patent and copyright included inventions, the same to be held and enjoyed by LICENSOR, for its own use and benefit, and for the use and benefit of its successors, assigns, or other legal representatives and for that purpose LICENSEE shall deliver to LICENSOR no later than thirty (30) days after the

                                      -2-

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development of any such LICENSOR IMPROVEMENTS a full and complete description in writing of the improvements and included inventions and the manner of their use including therein all particulars, instructions, drawings and prototypes. LICENSEE further covenants and agrees that it will, at any time, upon request, execute and deliver any and all papers that may be necessary or desirable to perfect the title of said improvements and included inventions to LICENSOR, its successors, assigns, or other legal representatives and that if LICENSOR, its successors, assigns, or other legal representatives shall desire to secure a patent or copyright on such inventions, upon request, will sign all papers, make all rightful oaths and do all lawful acts requisite for such application and the procuring thereof, and for the filing of such continuations, counterparts divisionals and reissues thereof, without further compensation.

2.5 Upon execution of this Agreement, LICENSOR shall furnish LICENSEE with such TECHNOLOGY licensor possesses relating to PRODUCTS as LICENSEE shall require relating to PRODUCTS.

2.6 During the term of this Agreement, LICENSOR shall provide to LICENSEE technical assistance and advisory services in the field of PRODUCT. Such services shall be provided upon reasonable notice and request of LICENSEE, and subject to LICENSOR=s availability.

2.7 LICENSOR shall have the right to file and prosecute patent applications corresponding to the PATENTS listed in Schedule B and any of LICENSEE IMPROVEMENTS in United States and foreign countries at its discretion. In the event that LICENSEE desires that a corresponding patent application of any other country, territory, or possession be filed in a country, it shall notify Licensor of that desire, and LICENSOR shall thereupon promptly file such other patent application. Such patent application, any patent issuing thereon, and any renewals and extensions thereof shall be added to the aforesaid PATENTS, and LICENSOR shall have the title thereto. Payment of costs for the filing and prosecution of any application or patent which matures from that application including divisionals, continuations, substitutes and reissues thereof and any patent(s) which mature from any corresponding applications filed including applications for utility models or inventor=s certificates and all costs, charges and expenses, including but not limited to any government fees and attorneys=s charges, incurred in connection with the payment of any such taxes, annuities, working fees, maintenance fees, and/or renewal and extension charges shall initially be the responsibility of LICENSOR, however, LICENSEE shall reimburse LICENSOR for such costs within thirty (30) days of a report of such LICENSOR costs submitted to LICENSEE.

                        III. LICENSE FEES AND ROYALTIES

3.1 In consideration of the grant of this License, LICENSEE shall pay LICENSOR an annual License Fee of Two Hundred Fifty Thousand Dollars ($250,000), the first annual installment of which License Fee being due in two equal payments with One Hundred Twenty Five Thousand Dollars ($125,000) upon execution hereof and One Hundred Twenty Five Thousand Dollars being due prior to December 31, 2000, with subsequent annual License Fees being due on the anniversary date of a License Year. For the purposes of this Agreement, the first License Year shall terminate December 31, 2001 and subsequent years on the end of the calendar year. This License Fee shall be non-refundable and not creditable against any royalty called for under this Section.


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3.2    LICENSEE shall pay LICENSOR a royalty of one dollar ($1.00) for each unit of all PRODUCTS made, used, sold or otherwise disposed of by LICENSEE after the date of this Agreement.

3.3 The royalties payable shall be due and payable at LICENSOR's office on or before thirty (3 0) days following the end of each calendar quarter after the effective date of this Agreement, and each payment shall cover PRODUCTS manufactured by LICENSEE or used or sold by LICENSEE during the preceding calendar quarter.

3.4 Subject to the provisions of Paragraph V, hereafter, Royalties shall be payable for the use of TECHNOLOGY under this Paragraph III for a period often
(10) years commencing on the execution hereof whether any additional patent application be filed, or for the life of any of PATENTS for PRODUCTS or the manufacture thereof coming within the scope of VALID CLAIMS, including any extension, reissue or regrant of any of PATENTS, whichever is longer unless this Agreement is earlier terminated as a result of a breach. Upon the expiration of the last of any of PATENTS, the license to LICENSEE of all PATENTS and TECHNOLOGY shall be deemed fully paid, subject to the provisions of Section 3.7 below, and no further royalties or payments shall be due hereunder.

3.5 Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to three percent (3%) in excess of the APRIME RATE@ published by AThe Wall Street Journal@ at the time such payment is due, and for the time period until payment is received by LICENSOR.

3.6 If this Agreement is for any reason terminated before all of the payments herein provided for have been made, LICENSEE shall immediately submit a terminal report and pay to LICENSOR any remaining unpaid balance even though the due date as above provided has not been reached.

3.7 Under this Agreement PRODUCTS shall be considered to be sold when shipped or when an invoice is sent out, whichever occurs first, except that upon expiration of any patent covering PRODUCTS, or upon any termination of a license or sublicense, all PRODUCTS made by LICENSEE or a sublicensee, on or prior to the date of such expiration or termination that have not been shipped or invoiced prior thereto shall be subject to royalty and reported to LICENSOR in the Post Termination Report called for in Section 3.6. Royalties paid on PRODUCTS that are not accepted by a purchaser or user shall be credited to LICENSEE.

3.8 In order to maintain the exclusivity of the License granted, LICENSEE shall pay to LICENSOR royalties as required under Paragraph 3.3, but in no event shall royalties for a calendar year for practice of the PATENTS and TECHNOLOGY be less than the following minimum royalties, for the License Years indicated:


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           License Years                    U.S. Dollars per License Year
              1                                        $500,000
              2                                        $500,000
              3 and thereafter                       $1,000,000

In the event that royalties under this Paragraph 3.8 for a License Year do not aggregate the sums above required, LICENSOR may, at its option, convert the exclusive license granted to a nonexclusive license without the fight to sublicense, by thirty (30) days notice in writing to LICENSEE, served on LICENSEE within thirty (30) days after receipt of the last report for such License Year, unless LICENSEE shall within thirty (30) days from the receipt of such notice by it, pay LICENSOR such additional sums as may be necessary to bring the payment of royalties for PRODUCTS to the specified minimum.

3.9 LICENSEE=s right to grant sublicenses to others shall be for fees or at royalty rates to be determined by LICENSEE, subject to the provisions of this Agreement and at License Fees and Royalties no less than contained herein. Any sublicense shall make reference to this Agreement including those rights retained by LICENSOR A copy of any sublicense shall be furnished to LICENSOR promptly after its execution. It is understood and agreed that any such sublicense shall include the requirement that the sublicensee shall do all things necessary to effectuate LICENSEE=S compliance with the terms of this Agreement. Further, sublicense fees shall be due and payable on PRODUCTS which had been made, sold, leased, or otherwise used or put into commerce by the sublicensee.

3.10 LICENSEE shall pay over to LICENSOR as sublicense income, fifty percent (50%)of all License Fees, royalties, advance royalties, minimum royalties or other payments accrued or received in respect to the granting or maintaining of sublicenses, provided however, in no instance shall the amount paid to LICENSOR be less than one dollar ($1.00) for each unit of all PRODUCTS made, used, sold or otherwise disposed of by a sublicensee after the date of this Agreement. For any sublicense granted, LICENSEE shall guarantee the timely payment of LICENSOR=s share of sublicense income.

3.11 Termination under any of the provisions of Paragraph V of the license granted to LICENSEE in this Agreement shall not terminate any sublicenses which may have been previously granted by LICENSEE. In the event of such Termination, LICENSEE shall assign such sublicenses to LICENSOR.

                             IV. ACCOUNT AND AUDIT

4.1 On or before thirty (30) days following the end of each calendar quarter after the effective date of this Agreement, LICENSEE shall provide to LICENSOR a complete written report setting forth the NET SALES and UNITS of PRODUCTS manufactured by or for LICENSEE that have been used or sold by LICENSEE during the preceding calendar quarter. Such written report shall also include the NET SALES and UNITS of PRODUCTS manufactured by or for each sublicensee that have been used or sold by a sublicensee required to be reported during the preceding calendar quartet.


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4.2    LICENSEE shall keep true and correct books of account  adequate to verify a reports and payments due LICENSOR under this Agreement, and such books of account shall be available for examination or inspection by a certified public accountant or similarly qualified individual, on reasonable notice, and at regular business hours to the extent and only to the extent necessary to verify said reports and payments.

4.3 LICENSEE=s obligations under Paragraph III hereof to pay royalties to LICENSOR, or under Paragraph IV hereof to report to LICENSOR with respect to any products used or sold hereunder shall cease when all of PATENTS have expired and/or adjudged to be invalid or unenforceable by a judgment of a court of competent jurisdiction.

                            V. TERM AND TERMINATION

5.1 Unless sooner terminated as herein provided, this Agreement shall continue for a Term of three (3) years from the date hereof and shall be automatically renewed annually thereafter unless either of the parties provides at least sixty (60) days notice of non-renewal prior to an anniversary date hereof, unless earlier terminated in accordance with the provisions of this Paragraph.

5.2 If LICENSEE shall fail to pay a License Fee or any royalties in accordance with the terms of this Agreement, or if LICENSEE shall otherwise fi@ to comply with any terms of this Agreement, LICENSOR shall have the right to terminate this Agreement upon giving sixty (60) days written notice to LICENSEE. If LICENSEE shall fail to pay all royalties in arrears, or otherwise fail to comply with the terms of the Agreement within such sixty-day period, LICENSOR shall have the right to terminate this Agreement by sending LICENSEE written notice to that effect,

5.3 If LICENSEE is adjudicated as bankrupt, or makes a general assignment, or goes out of business, or takes the benefit of any solvency act, or if a receiver or trustee is appointed, or if any attachment or legal process is levied or attempted to be levied on the interest of LICENSEE hereunder, and such attachment or process is not forthwith bonded by LICENSEE, then, and in that event, this Agreement shall terminate at the option of LICENSOR,

       The word Atermination@ and cognate words, such as Aterm@ and Aterminate, @ used in this Article IX and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

       a.     LICENSEE=s  obligation to supply a terminal report as specified in
Section 3.6 of this Agreement;

       b. LICENSOR=s right to receive or recover and LICENSEE=s obligation to pay royalties (including minimum royalties) accrued or accruable for payment at the time of any termination;

       c. LICENSEE=s obligation to maintain records under Paragraph IV of this Agreement;


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       d.     Licenses,  releases,  and agreements of  non-assertion  running in favor of customers or transferees of LICENSEE in respect to products sold or transferred by LICENSEE prior to any termination and on which License Fees and royalties shall have been paid as provided in Sections 3.1 and 3.2 of this Agreement;

       e. Any cause of action or claim of LICENSOR accrued, or to accrue, because of any breach or default by LICENSEE; and

       f.     The representation and disclaimer of warranties of Section 7.8.

                             VI. PATENT ENFORCEMENT

6.1 LICENSOR and LICENSEE shall notify each other promptly in writing of any infringement of the PATENTS, which becomes known to either of them LICENSEE shall notify LICENSOR promptly of any action taken in accordance with this Paragraph VI to abate or eliminate such infringement. LICENSEE shall have the right to abate the infringement by grant of sublicense in accordance with the provisions of Paragraph III, or to sue for the infringement in LICENSEE=s own name and expense, and to collect for its own use all damages, profits, and awards of whatever nature recovered for such infringement, however, such damages, profits and awards shall be included as income for royalty calculations less reasonable legal fees incurred in the enforcement of said PATENTS.

6.2 In the event LICENSOR shall bring to the attention of LICENSEE any infringement of the LICENSED PATENT, and LICENSEE shall not, within six (6) months:

       a)     Secure abatement or cessation of the infringement;

       b)     Enter suit against the infringer; or

       c) Provide LICENSOR with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under the PATENTS, LICENSOR shall thereafter have the right to sue for the infringement at LICENSOR'S own expense, and to collect for its own use all damages, profits, and awards of whatever nature recoverable for such infringement.

6.3 LICENSOR and LICENSEE mutually agree to furnish technical and other necessary assistance to each other in conducting any litigation necessary to enforce the PATENTS against others. Out of pocket expenses for such assistance will be paid by the party requesting such assistance.


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                               VII. MISCELLANEOUS

7.1 LICENSEE agrees to assume all financial and service obligations for PRODUCTS manufactured and sold by it hereunder, and LICENSOR shall be absolved of all liability or responsibility to LICENSEE or to any others for any failure in production, design, operation or otherwise of PRODUCTS manufactured and sold by LICENSEE and hold LICENSOR harmless from any claim or threat of claim by a third party.

7.2 This Agreement and the license herein granted shall not be assigned by LICENSEE without the written consent of LICENSOR, including if a part of a sale of its business to which this Agreement pertains, whether by merger, sale of assets or otherwise, but LICENSOR may assign or otherwise dispose of its rights and obligations under this Agreement at its sole option. Subject to the provisions of this Paragraph 7.2, this Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and assigns.

7.3 Any waiver by LICENSOR of any rights arising from the breach of any terms of this Agreement shall not be construed as a continuing waiver of any other breaches of the same or other terms of this Agreement.

7.4 Should any part, term or provision of this Agreement be, by a court, decided to be illegal or in conflict with any law, judicial decision or rule of law, the validity of the remaining portions or provisions shall not be affected thereby.

7.5 This Agreement shall be governed by and construed according to the laws of the state of Nevada and the United States Patent Laws.

7.6 Any notice or other communication required or permitted by this Agreement shall be deemed to have been received by the receiving party if mailed by registered or certified mail, or an equivalent form of mailing, with postage prepaid and addressed to the proper party, at the following address:

         if to LICENSEE:
                  Karts International Incorporated
                  62204 Commercial Street
                  Post Office Box 695
                  Roseland, Louisiana 70456
                  Attention: President

         If to LICENSOR:
                  Charles Brister
                  505 Ellis Road
                  Amite, Louisiana 70422

         with a copy to:
                  Charles C. Garvey, Jr., Esq.
                  Garvey, Smith, Nehrbass & Doody, L.L.C.
                  3838 North Causeway Blvd.
                  Suite 3290
                  Metairie, Louisiana 70002-1767


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7.7    The parties  agree that,  in the event of any disputes  arising out of or connection with this Agreement, both parties will use their best efforts to reach an amicable and prompt resolution of such dispute. Failing amicable resolution, Disputes will be settled by arbitration. The settlement of the dispute and arbitration will be conducted in compliance with the procedures set out in Appendix A, attached hereto and made a part hereof, and a decision by the arbitrator will be binding on both parties.

       The cost of the arbitration shall be borne as follows: fifty percent (50%) by LICENSEE and fifty percent (50%) by LICENSOR.

       Written notice given by one party to the other requiring a dispute to be submitted to arbitration shall be deemed to constitute a joint submission to arbitration by both parties.

7.8 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE PATENTS. LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY PRODUCT, OR THE PRACTICE OF THE LICENSED INVENTION OR PATENTS; OR (B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL DEFEND, INDEMNIFY, AND HOLD LICENSOR, AND ITS OFFICERS, DIRECTORS, AGENTS, AND EMPLOYEES, HARMLESS AGAINST ALL COSTS, EXPENSES, AND LOSSES (INCLUDING REASONABLE ATTORNEY FEES AND COSTS) INCURRED THROUGH CLAIMS OF THIRD PARTIES AGAINST LICENSOR BASED ON (A) THE PRODUCTION, USE, OR SALE OF ANY PRODUCT, OR THE PRACTICE OF THE LICENSED TECHNOLOGY OR PATENTS; OR (B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING,.

       LICENSEE shall, throughout the Term of the Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in Louisiana and having a Moody's rating of B+ or better, standard Product Liability Insurance naming LICENSOR, and its officers, directors, employees, agents, and shareholders, as an additional insured. Such policy shall provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the PRODUCTS or any material used in connection therewith or any use thereof. The amount of coverage shall be a minimum of Two Million Dollars ($2,000,000) combined single limit, with a deductible amount not to exceed One Hundred Thousand Dollars ($100,000), for each single occurrence for bodily injury and/or for property damage The policy shall provide for thirty (30) days notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. LICENSEE agrees to furnish LICENSOR a certificate of insurance evidencing same within sixty (60) days after execution of this Agreement and, in no event, shall LICENSEE manufacture, distribute, or sell the PRODUCTS prior to receipt by LICENSOR of such evidence of insurance.


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7.9    LICENSOR shall have the sole right to file,  prosecute,  and maintain all of the PATENTS that are the property of LICENSOR and shall have the right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any patent or patent application, or to discontinue the maintenance of any patent or patent application.

7.10 LICENSEE shall place in a conspicuous location on PRODUCTS a patent notice in accordance with 35 U.S.C. `287. LICENSEE agrees to mark any products made using a process covered by any PATENT with the number of each such patent and, with respect to such PATENTS, to respond to any request for disclosure under 35 U. S.C. `287(b)(4)(B) by only notifying LICENSEE of the request for disclosure.

       IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

                                          KARTS INTERNATIONAL INCORPORATED
Attest:

________________________________          By:________________________________
Witness
                                                Chairman of the Board

                                          CHARLES BRISTER
Attest:


________________________________          By:________________________________
Witness                                         Charles Brister

                                   Appendix A

1. In the event of an anticipated need for arbitration under Paragraph 7.7, the parties agree that, prior to submitting the dispute to arbitration, a preliminary attempt will be made to resolve the dispute in the following way;

       (a) A designated representative of LICENSEE and LICENSOR shall meet and participate in a good faith discussion of the item(s) in dispute with a view toward achieving a compromise resolution of such item(s). Both individuals shall have sufficient decision making authority to resolve the dispute. In the event that these two individuals agree upon a compromise resolution of the matter, that resolution shall be reduced to writing and signed by both individuals and the. decision shall be binding upon the Parties to the Agreement.

       (b) In the event that the two above-named individuals fail to reach agreement regarding how the disputed item(s) should be resolved within thirty
(30) days after such meeting, then the matter shall be submitted to formal arbitration under Paragraph 7.7 of the Agreement and this Appendix A.

2. If the preliminary attempt to resolve the dispute as described in Paragraph 1 above fails, the two individuals shall attempt to agree upon a joint statement of the question at issue, said statement to define the scope of the matter to be referred to arbitration. The two individuals shall also reduce to writing their respective best proposals for resolution of the matter.

3. In the event of an arbitration under Paragraph 7.7 and this Appendix A, a single arbitrator shall be appointed jointly by the parties. The arbitrator shall be limited in the scope of his/her powers in the following manner: the arbitrator shall request a formal written proposal from each party to resolve the dispute. Having received such written proposals, the arbitrator shall accept one proposal or the other. The arbitrator shall not be free to impose any other decision upon the parties without the specific written consent of both parties. If the parties are unable to agree upon the appointment, the sole arbitrator shall be chosen based upon the rules of and with assistance from, the American Arbitration Association.

4. The arbitrator shall not be free to refer matters, including matters of law, to any court.

5. In any arbitration, the decision of the arbitrator shall be in writing and shall be binding upon the parties to the Agreement. Such decision shall be final and the parties shall have no form of appeal from the decision of the arbitrator.

6. Prior to rendering a final decision, the arbitrator shall call a settlement conference with the parties and attempt to mediate the dispute and affect a settlement. If no settlement is possible at such conference, the arbitrator shall render the decision.

7.     Any arbitration hereunder shall take place in New Orleans, Louisiana.

                                   APPENDIX B

                   Schedule of Patents and Patent Applications

Patent/Application                 Title                         Date of Issue/
------------------                 -----                         --------------
      Number                                                         Filing
      ------                                                         ------
    6,112,714          Safety Fuel Tank And Filler Apparatus     Sept. 5, 2000
    09/452,653         Safety Fuel Tank And Filler Apparatus     Dec. 1, 1999
    09/655,033         Safety Fuel Tank And Filler Apparatus     Sept. 5, 2000
    PCT/US 00/24281    Safety Fuel Tank And Filler Apparatus     Sept. 1, 2000





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